Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
Investor Relations Contact:
Dan Bachus
Chief Financial Officer
Grand Canyon Education, Inc.
602-639-6648
dbachus@gcu.edu
Media Contact:
Bill Jenkins
Grand Canyon Education, Inc.
602-639-6678
bjenkins@gcu.edu
GRAND CANYON EDUCATION, INC. REPORTS
SECOND QUARTER 2010 RESULTS
Grand Canyon Education’s Second Quarter Net Revenue up 55.0 Percent; Enrollment up 31.5 Percent;
Operating Income up 57.7 Percent; Net Income up 62.2 Percent
ARIZONA, August 9, 2010—Grand Canyon Education, Inc. (NASDAQ: LOPE), a regionally accredited provider of online and campus-based post-secondary education services, today announced financial results for the quarter ended June 30, 2010.
“We are pleased with the results of the quarter. We believe the results validate the educational and financial model of Grand Canyon University,” said Brian Mueller, Chief Executive Officer of Grand Canyon Education, Inc. “At a time when more Americans than ever need access to college and when state universities and community colleges face declining levels of state tax subsidies, Grand Canyon University is able to offer high quality education at affordable tuition rates for both traditional students living on campus and non-traditional students attending online.”
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Grand Canyon Education, Inc. Reports Second Quarter 2010 Results
For the three months ended June 30, 2010:
•	Net revenues increased 55.0% to $97.5 million for the second quarter of 2010, compared to $62.9 million for the second quarter of 2009.

•	At June 30, 2010 our enrollment was approximately 36,300, an increase of 31.5% from our enrollment of approximately 27,600 at June 30, 2009.

•
Operating income for the second quarter of 2010 was $20.5 million, an increase of 57.7% as compared to $13.0 million for the same period in 2009. The operating margin for the second quarter 2010 was 21.0%, compared to 20.7% for the same period in 2009.

•	Adjusted EBITDA increased 57.8% to $24.6 million for the second quarter of 2010, compared to $15.6 million for the same period in 2009.

•	The tax rate in the second quarter of 2010 was 39.2% compared to 39.8% in the second quarter of 2009.

•	Net income increased 62.2% to $12.4 million for the second quarter of 2010, compared to $7.6 million for the same period in 2009.

•	Diluted net income per share was $0.27 for the second quarter of 2010, compared to $0.17 for the same period in 2009.
For the six months ended June 30, 2010:
•	Net revenues increased 57.9% to $186.8 million, compared to $118.4 million for the same period in 2009.

•
Operating income for the six months ended June 30, 2010 was $40.1 million, an increase of 82.2% as compared to $22.0 million for the same period in 2009. The operating margin for the six months ended June 30, 2010 was 21.5%, compared to 18.6% for the same period in 2009.

•	Adjusted EBITDA increased 77.8% to $48.0 million for the six months ended June 30, 2010, compared to $27.0 million for the same period in 2009.

•	The tax rate in 2010 was 39.9% compared to 39.9% for the same period in 2009.

•	Net income increased 87.7% to $23.9 million for the six months ended June 30, 2010, compared to $12.7 million for the same period in 2009.

•	Diluted net income per share was $0.51 for the six months ended June 30, 2010, compared to $0.28 for the same period in 2009.
Balance Sheet and Cash Flow
As of June 30, 2010, the Company had unrestricted cash, cash equivalents and marketable securities of $43.4 million compared to $63.1 million as of December 31, 2009 and restricted cash, cash equivalents and investments at June 30, 2010 and December 31, 2009 of $30.7 million and $3.2 million, respectively. The significant increase in the restricted cash amount between December 31, 2009 and June 30, 2010 is the result of the Company transitioning online and professional studies students into a borrower-based academic year (“BBAY”) system starting in April 2010. Financial aid for these students previously was processed on a semester basis in which disbursements for the semester were typically received in the first couple of weeks of the semester. The Company classifies all financial aid received for courses that have not yet started as restricted cash.
The Company generated $30.1 million in cash from operating activities in the six months ended June 30, 2010 compared to $27.0 million in the same period of 2009. Cash used in investing activities was $49.3 million and $47.7 million for the six months ended June 30, 2010 and 2009, respectively. Cash used in investing activities in 2010 is primarily due to an increase in restricted cash during the second quarter of 2010 as a result of our transition from a term-based financial aid system to BBAY in April 2010. Other capital expenditures were $22.4 million and $11.1 million for the six months ended June 30, 2010 and 2009, respectively. In the first six months of 2010, capital expenditures primarily consisted of purchases of computer equipment, and software costs to complete our transition from Datatel to CampusVue and Great Plains, other internal use software projects, furniture and equipment to support our increasing employee base and headcount and ground campus building projects such as a new dorm and recreational center to support our increasing traditional ground student enrollment. In 2009, cash used in investing activities was primarily the result of our acquisition on April 28, 2009 of the land and buildings that comprise our ground campus for $35.5 million, in addition to the $11.1 million of capital expenditures which primarily consisted of purchases of computer equipment, leasehold improvements, and office furniture and fixtures to support our increasing employee headcounts. Cash used in financing activities was nil for the six months ended June 30, 2010 as compared to cash provided by financing activities of $10.3 million for the six months ended June 30, 2009. During the first six months of 2010 principal payments on notes payable and capital lease obligations were offset by proceeds from the exercise of stock options and the excess tax benefits from share-based compensation. During the first six months of 2009, the proceeds from the loan agreement were partially offset by the repurchase of our shares.
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Grand Canyon Education, Inc. Reports Second Quarter 2009 Results
Third Quarter 2010 Outlook
For the third quarter ending September 30, 2010, enrollment is expected to grow by between 29% and 32%, to between  44,000 and  45,000 students at September 30, 2010 from 34,218 at September 30, 2009, and net revenues by between  53% and  56% to between $101 million and $103 million from $66.1 million in the third quarter of 2009. Diluted earnings per share is expected to be between $0.28 and $0.30 per share.
2010 Annual Outlook
For fiscal year 2010 we expect net revenues to be between $403 million and $408 million for the year ended December 31, 2010, and enrollment to be between  47,000  and  49,000  at December 31, 2010. The annual tax rate is anticipated to be approximately 40.6%. Diluted earnings per share is expected to be between $1.22 and $1.28 per share.
Forward-Looking Statements
This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new programs; expectations that regulatory developments or other matters will not have a material adverse effect on our financial position, results of operations, or liquidity; statements concerning projections, predictions, expectations, estimates, or forecasts as to our business, financial and operational results, and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.
Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; the results of the ongoing investigation by the Department of Educations’s Office of Inspector General and the pending qui tam action regarding the manner in which we have compensated our enrollment personnel, and possible remedial actions or other liability resulting therefrom; the results of the ongoing program review being conducted by the Department of Education of our compliance with Title IV program requirements, and possible fines or other administrative sanctions resulting therefrom; the ability of our students to obtain federal Title IV funds, state financial aid, and private financing; any damage to our reputation or other adverse effects we may experience as a result of negative publicity in the media, in industry or in connection with governmental reports or investigations, or otherwise, affecting us or other companies in the for-profit postsecondary education sector; risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards; our ability to hire and train new, and develop and train existing, enrollment counselors; the pace of growth of our enrollment; our ability to convert prospective students to enrolled students and to retain active students; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; industry competition, including competition for qualified executives and other personnel; risks associated with the competitive environment for marketing our programs; failure on our part to keep up with advances in technology that could enhance the online experience for our students; our ability to manage future growth effectively; general adverse economic conditions or other developments that affect job prospects in our core disciplines; and other factors discussed in reports on file with the Securities and Exchange Commission.
Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
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Grand Canyon Education, Inc. Reports Second Quarter 2010 Results
Conference Call
Grand Canyon Education, Inc. will discuss its second quarter 2010 results and 2010 outlook during a conference call scheduled for today, August 9, 2010 at 5:00 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-815-5362 (domestic and Canada) or 706-679-7806 (international), passcode 91210439 at 4:50 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. Web site at www.gcu.edu.
A replay of the call will be available approximately two hours following the conclusion of the call through August 8, 2011, at 800-642-1687 (domestic) or 706-645-9291 (international), passcode 91210439. It will also be archived at www.gcu.edu in the investor relations section for 60 days.
About Grand Canyon Education, Inc.
Grand Canyon Education, Inc. is a regionally accredited provider of online postsecondary education services focused on offering graduate and undergraduate degree programs in its core disciplines of education, business, and healthcare. In addition to its online programs, it offers programs at its traditional campus in Phoenix, Arizona and onsite at the facilities of employers. Approximately 36,300 students were enrolled as of June 30, 2010. For more information about Grand Canyon Education, Inc., please visit http://www.gcu.edu.

*
Grand Canyon Education, Inc. is regionally accredited by The Higher Learning Commission of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Grand Canyon University, 3300 W. Camelback Road, Phoenix, AZ 85017, www.gcu.edu.

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Grand Canyon Education, Inc. Reports Second Quarter 2010 Results
GRAND CANYON EDUCATION, INC.
Income Statements
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share amounts)	2010	2009	2010	2009

Net revenue	$97,522	$62,905	$186,848	$118,364
Costs and expenses:
Instructional costs and services	36,169	20,411	67,981	38,379
Selling and promotional, including $2,628 and $1,875 for the three months ended June 30, 2010 and 2009, respectively, and $4,975 and $3,391 for the six months ended June 30, 2010 and 2009, respectively, to related parties	28,976	20,726	55,852	40,301
General and administrative	11,675	8,688	22,553	17,521
Exit costs	116	—	205	—
Royalty to former owner	74	74	148	148

Total costs and expenses	77,010	49,899	146,739	96,349

Operating income	20,512	13,006	40,109	22,015
Interest expense	(162)	(420)	(506)	(1,087)
Interest income	37	120	98	229

Income before income taxes	20,387	12,706	39,701	21,157
Income tax expense	7,991	5,063	15,825	8,439

Net income	$12,396	$7,643	$23,876	$12,718

Net income per common share:
Basic	$0.27	$0.17	$0.52	$0.28

Diluted	$0.27	$0.17	$0.51	$0.28

Shares used in computing net income per common share:
Basic	45,724	44,846	45,699	45,159

Diluted	46,557	45,051	46,441	45,437

Grand Canyon Education, Inc. Reports Second Quarter 2010 Results
GRAND CANYON EDUCATION, INC.
Adjusted EBITDA
Adjusted EBITDA is defined as net income plus interest expense net of interest income, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) the amortization of prepaid royalty payments recorded in conjunction with a settlement of a dispute with our former owner; (ii) contributions made to Arizona school tuition organizations in lieu of the payment of state income taxes, which we typically make in the fourth quarter of a fiscal year; (iii) estimated litigation losses, if any; (iv) exit costs; (v) and share-based compensation. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Although we believe that equity-plan related compensation will be a key element of our employee relations and long-term incentives, we intend to exclude it as an expense when evaluating our core operating performance in any particular period. Accordingly, we have included share-based compensation expenses, along with royalty expenses to our former owner, and any other expenses and income that we do not consider reflective of our core operating performance, as an adjustment when calculating Adjusted EBITDA.
Our management uses Adjusted EBITDA:
•	in developing our internal budgets and strategic plan;

•	as a measurement of operating performance;

•	as a factor in evaluating the performance of our management for compensation purposes: and

•
in presentations to the members of our board of directors to enable our board to have the same measurement basis of operating performance as are used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry.

Adjusted EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use Adjusted EBITDA in addition to, and not as an alternative for, net income, operating income, or any other performance measure presented in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity.
The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Unaudited, in thousands)
Net income	$12,396	$7,643	$23,876	$12,718
Plus: interest expense net of interest income	125	300	408	858
Plus: income tax expense	7,991	5,063	15,825	8,439
Plus: depreciation and amortization	2,574	1,680	5,161	3,238

EBITDA	23,086	14,686	45,270	25,253

Plus: royalty to former owner	74	74	148	148
Plus: exit costs	116	—	205	—
Plus: share-based compensation	1,301	813	2,338	1,577

Adjusted EBITDA	$24,577	$15,573	$47,961	$26,978

Grand Canyon Education, Inc. Reports Second Quarter 2010 Results
GRAND CANYON EDUCATION, INC.
Balance Sheets

	June 30,	December 31,
(In thousands, except par value)	2010	2009
	(Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$43,420	$62,571
Restricted cash, cash equivalents and investments (of which $170 is unrestricted at December 31, 2009)	30,658	3,403
Accounts receivable, net of allowance for doubtful accounts of $11,182 and $7,553 at June 30, 2010 and December 31, 2009, respectively	42,636	13,802
Deferred income taxes	11,355	6,685
Other current assets	4,864	3,785

Total current assets	132,933	90,246
Property and equipment, net	85,012	67,370
Investments	—	360
Prepaid royalties	6,945	7,311
Goodwill	2,941	2,941
Deferred income taxes	7,509	5,956
Other assets	2,473	554

Total assets	$237,813	$174,738

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$12,053	$8,762
Accrued liabilities	26,585	18,103
Accrued estimated litigation loss	5,200	5,200
Accrued exit costs	351	832
Income taxes payable	4,815	2,261
Deferred revenue and student deposits	45,083	23,204
Due to related parties	2,076	1,174
Current portion of capital lease obligations	710	751
Current portion of notes payable	2,100	2,105

Total current liabilities	98,973	62,392
Capital lease obligations, less current portion	502	868
Notes payable, less current portion and other	25,031	25,450

Total liabilities	124,506	88,710

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at June 30, 2010 and December 31, 2009	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 45,745 and 45,658 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	457	457
Additional paid-in capital	73,880	70,100
Accumulated other comprehensive loss	(521)	(144)
Accumulated earnings	39,491	15,615

Total stockholders’ equity	113,307	86,028

Total liabilities and stockholders’ equity	$237,813	$174,738

Grand Canyon Education, Inc. Reports Second Quarter 2010 Results
GRAND CANYON EDUCATION, INC.
Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(In thousands)	2010	2009

Cash flows provided by operating activities:
Net income	$23,876	$12,718
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	2,338	1,577
Excess tax benefits from share-based compensation	(536)	(9)
Amortization of debt issuance costs	32	—
Provision for bad debts	10,273	6,587
Depreciation and amortization	5,309	3,386
Non-capitalizable system conversion costs	4,013	—
Exit costs	(481)	—
Deferred income taxes	(5,974)	(1,296)
Other	(59)	(14)
Changes in assets and liabilities:
Accounts receivable	(43,120)	(7,757)
Prepaid expenses and other	(2,910)	333
Due to/from related parties	902	469
Accounts payable	3,062	2,942
Accrued liabilities	8,482	1,729
Income taxes payable	3,041	396
Deferred revenue and student deposits	21,879	5,921

Net cash provided by operating activities	30,127	26,982

Cash flows used in investing activities:
Capital expenditures	(22,355)	(11,111)
Purchase of campus land and buildings	—	(35,505)
Change in restricted cash and cash equivalents	(27,386)	(1,108)
Proceeds from sale or maturity of investments	487	—

Net cash used in investing activities	(49,254)	(47,724)

Cash flows (used in) provided by financing activities:
Principal payments on notes payable and capital lease obligations	(1,515)	(976)
Proceeds from debt	—	25,547
Repurchase of common shares	—	(14,495)
Excess tax benefits from share-based compensation	536	9
Net proceeds from exercise of stock options	955	247

Net cash (used in) provided by financing activities	(24)	10,332

Net decrease in cash and cash equivalents	(19,151)	(10,410)
Cash and cash equivalents, beginning of period	62,571	35,152

Cash and cash equivalents, end of period	$43,420	$24,742

Supplemental disclosure of cash flow information
Cash paid for interest	$409	$1,276
Cash paid for income taxes	$19,061	$9,402
Supplemental disclosure of non-cash investing and financing activities
Purchase of equipment through capital lease obligations	$—	$2,116
Purchases of property and equipment included in accounts payable	$229	$1,041
Settlement of capital lease obligation	$—	$30,020
Tax benefit of Spirit warrant intangible	$259	$314

Grand Canyon Education, Inc. Reports Second Quarter 2010 Results
The following is a summary of our student enrollment at June 30, 2010 and 2009 (which included less than 200 students pursuing non-degree certificates) by degree type and by instructional delivery method:

	June 30, 2010(1)		June 30, 2009
	# of Students	% of Total	# of Students	% of Total
Graduate degrees (2)	15,916	43.8%	13,841	50.1%
Undergraduate degree	20,385	56.2%	13,781	49.9%

Total	36,301	100.0%	27,622	100.0%

	June 30, 2010(1)		June 30, 2009
	# of Students	% of Total	# of Students	% of Total
Online(3)	35,145	96.8%	26,234	95.0%
Ground(4)	1,156	3.2%	1,388	5.0%

Total	36,301	100.0%	27,622	100.0%

(1)
Enrollment at June 30, 2010 represents individual students who attended a course during the last two months of the calendar quarter. Prior to our transition to BBAY, enrollment had been defined as individual students that attended a course in a term that was in session as of the end of the quarter.

(2)	Includes 870 and 228 students pursuing doctoral degrees at June 30, 2010 and 2009, respectively.

(3)	As of June 30, 2010 and 2009, 44.1% and 50.8%, respectively, of our Online students are pursuing graduate degrees.

(4)	Includes both our traditional on-campus ground students, as well as our professional studies students.